Exhibit 99.1

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated April 10, 2019, to the Special Committee of the Board of Directors of Carter Validus Mission Critical REIT, Inc. as Annex B to the proxy statement/prospectus that forms a part of the registration statement on Form S-4 of Carter Validus Mission Critical REIT II, Inc., filed on June 21, 2019 (the “Registration Statement”) with the Securities and Exchange Commission, and (ii) to the description of such opinion and to the references to our name contained in the proxy statement/prospectus under the headings “SUMMARY – Opinion of CVREIT Special Committee’s Financial Advisor”; “THE REIT MERGER –Background of the REIT Merger”; “THE REIT MERGER – Recommendation of the CVREIT Board and Its Reasons for the REIT Merger”; “THE REIT MERGER – Valuation Approaches”; “THE REIT MERGER – Certain CVREIT Unaudited Financial Projections”; “THE REIT MERGER – Certain CVREIT II Post-Merger Unaudited Financial Projections”; and “THE REIT MERGER – Deregistration of CVREIT Common Stock.”

DUFF & PHELPS, LLC

By:	/s/ Sheryl Cefali
Sheryl Cefali
Managing Director

Date: June 21, 2019